Zalick Torok, Kirgesner, Cook & Co.
                                  [letterhead]





                        CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Form 8-K of our report dated February 7, 1998, except for Note 20, as to which the date is August 7, 1998, relating to the consolidated and combined financial statements of SMR Aerospace, Inc. (an S Corporation), its affiliates, and subsidiaries.



/s/ Zalick, Torok, Kirgesner, Cook & Co.



Cleveland, Ohio
August 17, 1998